EXHIBIT 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

            LIGAND REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2004:
       REVENUES UP 58% AND NET PRODUCT SALES INCREASE 80% OVER PRIOR YEAR

                    --MANAGEMENT REAFFIRMS ANNUAL GUIDANCE--

     SAN DIEGO--(BUSINESS WIRE)--MAY 5, 2004--Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported total net product sales for the first quarter ended March 31, 2004, of $34.1 million, an 80% increase over the $18.9 million in total net product sales in the first quarter of 2003. The increase was driven by solid AVINZA(R) (morphine sulfate extended-release capsules) sales of $22.4 million, and oncology product revenues were solid.

     Ligand's total revenues for the first quarter of 2004 were $36.6 million, compared to $23.1 million for the same period in 2003, an increase of 58%. Net loss for the first quarter of 2004 was $13.1 million ($.18 per share), compared to a net loss of $20.3 million ($.29 per share) for the same period in 2003, an improvement of 35% (38% per share).

     "Ligand's first quarter earnings performance was consistent with our annual financial guidance and overall business plan goals for 2004," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "We are pleased with this 80% increase in product sales, which was driven by an even stronger growth in Rx's and units of AVINZA and ONTAK(R) offset in part by a near term surge in chargebacks and rebates. We are fully engaged with our partner Organon in the roll-out of the recently announced expansion of primary care and long-term care/hospice sales calls targeted for full execution by the end of the second quarter of 2004 which we expect to accelerate the moderate first quarter market share gains of AVINZA throughout the balance of this year. We also continue to monitor the level of competitor activity as generic entries impact the investment level of the major market leaders."

     In the first quarter of 2004, sales of individual products were:


------------------------------------ --------------------- ---------------------
                                            1Q 2004 NET           1Q 2003 NET
                                          SALES (MILLION)       SALES (MILLION)
------------------------------------ --------------------- ---------------------
AVINZA(R)                                      $22.4                $6.6
------------------------------------ --------------------- ---------------------
ONTAK(R)(denileukin diftitox)                  $ 7.3                $7.1
------------------------------------ --------------------- ---------------------
Targretin(R)(bexarotene) capsules              $ 3.5                $3.6
------------------------------------ --------------------- ---------------------
Targretin gel and                              $  .9                $1.5
Panretin(R)(alitretinoin) gel
------------------------------------ --------------------- ---------------------
TOTAL NET PRODUCT SALES                        $34.1               $18.9
------------------------------------ --------------------- ---------------------

     Gross margin on product sales was 74% in the first quarter of 2004 compared to 65% in the same period of 2003. This increase in the margin in 2004 is due to the relative increase in sales of AVINZA and the impact of price increases effective January 1, 2004, across key products. Cost of products sold includes approximately $2.7 million in non-cash expense primarily related to amortization of license, royalty, and technology rights for AVINZA and ONTAK(R). Because the amounts of these quarterly, non-cash expenses are fixed over AVINZA's and ONTAK's patent lives, the products' gross margins should continue to improve in 2004 as sales volumes increase.

     Collaborative research and development and other revenues were $2.5 million in the first quarter of 2004 compared to $4.2 million in the same period of 2003. The decrease in revenues resulted primarily from lower funding levels of ongoing research due to, the contractually agreed upon, lower level of research activity in the company's Lilly and TAP collaborations.

     "Given the timing of potential product milestones and other revenue items, we expect other revenues for 2004 will grow going forward with more than two-thirds occurring in the third and fourth quarters," Maier said.


     Research and development expenses were $16.9 million in the first quarter of 2004 compared to $16.6 million in the same period of 2003. Research and development costs are in line with Ligand's annual financial outlook.

     Selling, general, and administrative expenses were $14.5 million in the first quarter of 2004 compared to $12.4 million in the same period of 2003. The increase in SG&A expenses is primarily due to costs associated with additional Ligand sales representatives hired to promote AVINZA along with higher advertising and promotion expenses for AVINZA. SG&A expenses are expected to continue to increase in 2004 as a result of increased selling and marketing activities including the planned hiring of an additional 36 pain specialist sales representatives currently underway which is expected to be completed by June 2004.

     Loss from operations was $10.3 million in the first quarter of 2004 compared to $12.6 million in the same period in 2003, an improvement of 18%. Loss from operations is expected to improve substantially, in line with previous annual guidance.

     As of March 31, 2004, Ligand had cash, cash equivalents, short term investments and restricted cash of $98.8 million, compared to $100.7 million at the end of 2003. Operating cash burn in the first quarter of 2004 was $3.6 million.

AVINZA UPDATE

     "AVINZA continued to grow solidly in the first quarter reflecting slowness in January/February and strong acceleration in March (a new monthly Rx record) following a robust fourth quarter 2003," Maier said. "Total prescriptions increased 20% over the prior quarter (based on IMS NPA monthly data, which does not include institutional use in hospitals, Federal facilities and other non-retail outlets) reflecting continued solid growth. In addition, our weekly prescription market share of 4.0% for the last week of March 2004 was in line with our previously announced goal to achieve 6-7% weekly market share by December 2004. Monthly prescription market share increased from 3.1% for December 2003 to 3.5% for March 2004. Quarterly prescription market share increased from 2.7% in fourth quarter 2003 to 3.2% in first quarter 2004."

     "We believe that expanding our sales force calls will result in further market penetration of the primary care physician segment and strengthen our foothold in the long-term care/hospice arena. Both activities are well underway in April. This sales initiative combined with continued strong specialty coverage provides Ligand and Organon with the best opportunity to accelerate AVINZA sales and its contribution to our shareholders," said Maier.

     Ligand estimates that AVINZA retail pharmacy stocking expanded to approximately 24,000 to 25,000 pharmacies at the end of the first quarter, up from 20,000 to 21,000 at year-end and consistent with the company's goal to have AVINZA available for patients in 30,000 pharmacies by year end 2004. "We estimate greater than 95% of AVINZA's first quarter sales of $22.4 million were covered by prescription demand across all segments with the balance related to expanding retail pharmacy, wholesale, and chain distribution," Maier said. "First quarter AVINZA sales were adversely impacted, as expected, by several wholesalers' strong fourth quarter purchases prior to the January 1, 2004, price increase; and by a near-term increase in Medicaid rebates (estimated at $2.5 million) resulting from significantly higher Medicaid prescriptions in several states where AVINZA obtained preferred formulary status and to a lesser extent by product returns from a few development stage batches with shorter than normal expiry dates (the latter two combined were estimated to be $4.0 million)," explained Maier.

UPDATE ON IN-LINE ONCOLOGY PRODUCTS

     "In-line oncology product sales were flat compared to prior year and increased compared to the previous quarter by 12.5% with increases in both ONTAK and Targretin," Maier said. "Demand for ONTAK (as measured by unit shipments to end users) demonstrated strong growth, increasing 20% compared to the first quarter of 2003 and up sequentially 7% compared to the fourth quarter of 2003. Targretin capsule sales in the U.S. were flat versus prior year and up 39% versus fourth quarter 2003. European distributor purchases of Targretin capsules were noteworthy in the quarter, and demand in the European Union continues to grow strongly (up 52% over prior year) with launch in Italy targeted for the second quarter 2004."

     "Net sales of ONTAK and Targretin capsules in the first quarter were negatively impacted by increased chargebacks and rebates reflecting changes in patient mix and evolving reimbursement rates. We continue to evaluate recently enacted changes to 2004 Centers for Medicare and Medicaid Services reimbursement rates (ONTAK) and Section 641 of the Medicare Prescription Drug Improvement and Modernization Act relating to anti-cancer drugs (Targretin). We continue to expect improved patient access for Targretin capsules but some near-term challenges for a small sub-segment of our ONTAK/Medicare patients in 2004 and 2005. Additional data for Targretin and ONTAK in NSCLC is expected to be published or presented at the upcoming June ASCO meeting."

FINANCIAL OUTLOOK FOR 2004

     "We believe Ligand's net product sales will continue to accelerate in 2004, based on solid end-user demand for our in-line oncology products and full year benefit of greatly increased sales and marketing capabilities and investments behind AVINZA," Maier said. "We continue to believe 2004 will be the transition year to a high growth, profitable biopharmaceutical business with tremendous strength of product assets to drive that growth going forward. For the year, Ligand reiterates its previous guidance, expecting:

--   Total revenues between $240 and $265 million.

-- Net product sales between $210 and $230 million, with AVINZA product sales approximately two-thirds. AVINZA weekly retail Rx market share exiting 2004 between 6-7%. Gross margin on overall product sales estimated at 79-81%.

-- Total operating expenses between $180 and $195 million (excluding cost of products sold but including co-promotion expenses).

--   Full year operating income between $20 and $25 million.

--   Basic EPS of $.12 to $.19 per share.

-- While the company expects full-year positive profits and EPS consistent with guidance for 2004, Ligand continues to expect first half losses and second half strong profits.

RECENT LIGAND HIGHLIGHTS

-- LIGAND AND HOLLISTER-STIER EXECUTE NEW FIVE-YEAR AGREEMENT TO FILL/FINISH ONTAK AND SECOND-GENERATION PRODUCT FORMULATION. Ligand intends to file for regulatory approval of the currently marketed formulation of ONTAK following successful technology transfer, expected in late 2004 or early 2005.

-- LIGAND AND CARDINAL HEALTH EXECUTE NEW FIVE-YEAR AGREEMENT TO MANUFACTURE AND PACKAGE AVINZA. Ligand and Cardinal Health intend to work closely in the qualification and validation of Cardinal Health's facility and to file for regulatory approval in 2005 for Cardinal Health's second source facility to manufacture and package AVINZA.

-- NEW FINDINGS PRESENTED AT AACR DEMONSTRATE HOW LIGAND'S TARGRETIN SYNERGIZES WITH CHEMOTHERAPEUTIC AGENTS TO ARREST NSCLC GROWTH AND PREVENTS OR REVERSES ACQUIRED PACLITAXEL AND TAXOL RESISTANCE IN NSCLC AND ADVANCED BREAST CANCER. Three separate studies presented at the Annual Meeting of the American Association of Cancer Research (AACR) support enhanced activity of chemotherapeutic agents in combination with Targretin (bexarotene) in NSCLC and a novel activity of Targretin in preventing or reversing acquired tumor cell resistance to paclitaxel (taxol) in NSCLC and human breast cell lines.

-- LIGAND AND ORGANON ANNOUNCE EXPANSION OF SALES CALLS TO PRIMARY CARE PHYSICIANS AND LONG-TERM CARE/HOSPICE MARKET TO ACCELERATE AVINZA GROWTH. Ligand and Organon announced plans to expand their combined primary care sales force calls by more than 50% and to establish a specific targeted sales force effort to cover the growing long-term/hospice segment of the rapidly growing $3.6 billion sustained-release opioid (SRO) chronic moderate-to-severe pain market.

-- LIGAND UPDATES SPIRIT I AND II PIVOTAL STUDIES OF TARGRETIN CAPSULES IN LUNG CANCER. Ligand has agreed with the FDA to a final statistical plan with a modification to the original plan for its two pivotal Phase III studies of Targretin capsules in front-line combination therapy to treat advanced NSCLC. There is no interim efficacy analysis prior to the analysis trigger in the original or revised statistical plan and the analysis is now expected to occur in the first quarter of 2005.

-- LIGAND AND LILLY REVIEW PHASE II DATA AND CONFIRM LILLY'S DECISION TO ADVANCE LY 519818 INTO PHASE III STUDIES FOR TYPE 2 DIABETES. Eli Lilly and Company confirmed the decision to advance LY 519818 into Phase III registration studies for type 2 diabetes. LY519818 is a novel, potent, oral, once-daily peroxisome proliferator-activated receptor (PPAR) modulator. Presentation of Phase II data on LY 519818 is expected at the upcoming American Diabetes Association Meeting in June 2004.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at http://www.ligand.com (investor relations page) and at http://www.streetevents.com on May 5, 2004 at 8:30 a.m. Eastern time (5:30 a.m. Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the outlook for future financial performance; market share, revenue, product margins, sales and prescription demand growth; Royalty Pharma options; strength of product assets; clinical trail plans and timetables; AVINZA goals and market leader investments; expansion of sales forces and sales calls; pharmacy stocking and distribution;


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


and Medicare/Medicaid reimbursement. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will achieve its outlook for 2004 or grow revenues or margins or achieve future profitability; that Ligand will receive any option payments or milestone payments for any partner drugs; that results of any clinical study will be timely, favorable or confirmed by later studies; that products under development by Ligand or its partners will receive marketing approval; that there will be a market for the drugs if successfully developed and approved; that expanded sales force efforts will be successful, that AVINZA or any of our oncology products will achieve expected sales or continue to grow, or that our products will receive favorable reimbursement. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


                                       ###







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

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                        (in thousands, except share data)


                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                              ----------------------------------
                                                                   2004              2003
                                                              ----------------  ----------------
REVENUES:
   Product sales                                              $      34,136     $      18,928
   Collaborative research and development and other revenues          2,476             4,195
                                                              ----------------  ----------------
      Total revenues                                                 36,612            23,123
                                                              ----------------  ----------------

OPERATING COSTS AND EXPENSES:
   Cost of products sold                                              8,823             6,620
   Research and development                                          16,852            16,640
   Selling, general and administrative                               14,472            12,426
   Co-promotion                                                       6,731                --
                                                              ----------------  ----------------
      Total operating costs and expenses                             46,878            35,686
                                                              ----------------  ----------------

Loss from operations                                                (10,266)           (12,563)
                                                              ----------------  ----------------

OTHER EXPENSE:
   Interest expense, net                                             (2,860)            (2,439)
   Write-off of X-Ceptor purchase right                                  --             (5,000)
   Other, net                                                           (13)              (318)
                                                              ----------------  ----------------
       Total other expense, net                                      (2,873)            (7,757)
                                                              ----------------  ----------------

Net loss                                                      $      (13,139)   $      (20,320)
                                                              ================  ================

BASIC AND DILUTED PER SHARE AMOUNTS:
Net loss                                                       $       (0.18)    $       (0.29)
                                                              ================  ================
Weighted average number of common shares outstanding              73,299,281        70,238,438
                                                              ================  ================

                       LIGAND PHARMACEUTICALS INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     MARCH 31, 2004    DECEMBER 31, 2003
                                                     --------------    -----------------
                                                       (unaudited)
ASSETS
Current assets:
   Cash, cash equivalents and short-term investments
     ($9,247 and $9,204  restricted at March 31,
     2004, and December 31, 2003, respectively)      $       97,183    $          99,034
   Other current assets                                      27,719               31,123
                                                     --------------    -----------------
     Total current assets                                   124,902              130,157
Restricted investments                                        1,656                1,656
Property and equipment, net                                  23,620               23,501
Acquired technology and product rights, net                 135,189              137,857
Other assets                                                  8,822                8,084
                                                     --------------    -----------------
                                                     $      294,189    $         301,255
                                                     ==============    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                  $       57,258    $          54,049
Long-term debt                                              167,328              167,408
Other long-term liabilities                                   9,232                9,070
Stockholders' equity                                         60,371               70,728
                                                     --------------    -----------------
                                                     $      294,189    $         301,255
                                                     ==============    =================




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